Exhibit 3.18

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
CELANESE LTD.

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CELANESE LTD., is entered into by and between Celanese International Corporation, a Delaware corporation, as General Partner (the “General Partner”), and Celanese Chemicals, Inc., a Delaware corporation, as limited partner (the “Limited Partner”).

RECITALS

WHEREAS, the General Partner, under its former name Hoechst Celanese Texas Holdings, Inc. and the Limited Partner entered into an Agreement of Limited Partnership effective as of November 30, 1995 (the “Original Agreement”) and formed a limited partnership (the “Partnership”) subject to the provisions of the Texas Revised Limited Partnership Act (Tex. Rev. Civ. Stat. Art. 6132a-1), as amended from time to time (the “Act”); and

WHEREAS, the General Partner filed a Certificate of Limited Partnership (the “Certificate of Limited Partnership”) with the Texas Secretary of State on November 30, 1995 and amended the Certificate of Limited Partnership effective as of December 31, 1997; and

WHEREAS, the General Partner and the Limited Partner desire to amend and restate the Original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.                                       Name.  The name of the limited partnership formed hereby is Celanese Ltd. (the “Partnership”)

2.                                       Purpose.  The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.                                       Registered Office.  The address of the registered office of the Partnership in the State of Texas is c/o CT Corporation System, 350 North St. Paul Street, Dallas, Texas 75201.

4.                                       Registered Agent.  The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Texas is CT Corporation System, 350 North St. Paul Street, Dallas, Texas 75201.

5.                                       Partners.  The names and the mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner.
Celanese International Corporation
P.O. Box 819005
Dallas, TX 75381-9005

Limited Partner
Celanese Chemicals, Inc.
2850 Cherry Road
Rock Hill, South Carolina 29730

6.                                       Powers of the General Partner.  The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Texas.

7.                                       Powers of the Partnership.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purpose and business described herein and for the protection and benefit of the Partnership, including without limitation the following:

(a)                                  To borrow money and issue evidences of indebtedness, to refinance such indebtedness, to secure the same by mortgages, deeds of trust, security interests, pledges or other liens on all or any part of the assets of the Partnership, to enter into contracts of guaranty or suretyship, and to confess and authorize confession of judgement in connection with the foregoing or otherwise;

(b)                                 To secure, maintain and pay for insurance against liability or other loss with respect to the activities and assets of the Partnership,

(c)                                  To employ or retain such persons as may be necessary or appropriate for the conduct of the Partnership’s business, including permanent, temporary or part-time employees and attorneys, accountants, agents, consultants and contractors and to have employees and agents who shall be designated as officers with titles including, but not limited to, “vice-president,” “president,” “treasurer,” “secretary,” “assistant secretary,” “assistant treasurer,” “managing director,” “chairman” and who in such capacity may act for and on behalf of the Partnership, as and to the extent authorized by the General Partner, such to include, without limitation, to:

(i)                                     represent the Partnership in its dealings with third parties, and execute any kind of document or contract on behalf of the Partnership;

(ii)                                  approve the sale, purchase, exchange, lease, mortgage, assignment, pledge or other transfer or acquisition of, or granting or acquiring of a security interest in, any asset or assets of the Partnership; or

(iii)                               propose, approve or disapprove of, and take action for and on behalf of the Partnership, with respect to the operations of the Partnership;

(d)                                 To acquire, own, hold a leasehold interest in, maintain, use, lease, sublease, manage, operate, sell, exchange, transfer or otherwise deal in assets and property as may be necessary, convenient or beneficial for the Partnership;

(e)                                  To incur expenses and to enter into, guarantee, perform and carry out contracts or commitments of any kind, to assume obligations and to execute, deliver, acknowledge and file documents in furtherance of the purpose and business of the Partnership;

(f)                                    To pay, collect, compromise, arbitrate, litigate or otherwise adjust, contest or settle any and all claims or demands, of or against the Partnership;

(g)                                 To invest in interest-bearing and non-interest-bearing accounts and short- term investments of any kind and nature whatsoever, including, without limitation, obligations of federal, state and local governments and their agencies, mutual funds (including money market funds), mortgage-backed securities, commercial paper, savings banks or savings and loan associations and equity or debt securities of any type; and

(h)                                 To engage in any kind of activity and to enter into and perform obligations of any kind with the General Partner or affiliates of the General Partner or otherwise necessary to, or in connection with, or incidental to, the accomplishment of the purpose and business of the Partnership, so long as said activities and obligations may be lawfully engaged in or performed by a limited partnership under the Act.

8.                                       Dissolution.  The Partnership shall dissolve, and its affairs shall be wound up, on November 27, 2045, or at such earlier time as: (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a General Partner has occurred under the Act, or (c) an entry of a decree of judicial dissolution has occurred under the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 8(b) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

9.                                       Capital Contributions.  The partners of the Partnership have contributed the following to the Partnership:

(a)	General Partner	$1.00

(b)	Limited Partner	$99.00

10.                                 Additional Contributions.  No partner of the Partnership is required to make any additional capital contributions to the Partnership.

11.                                 Allocation of Profits and Losses.  The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners to the Partnership.

12.                                 Distributions.  Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership proportional to their then capital account balances.

13.                                 Assignments.

(a)                                  The Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

(b)                                 The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Limited Partner.

14.                                 Withdrawal.  Except to the extent set forth in Section 13, no right is given to any partner of the Partnership to withdraw from the Partnership.

15.                                 Admission of Additional or Substitute Partners.

(a)                                  One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership only with the consent of the General Partner.

(b)                                 One (1) or more additional or substitute general partners of the Partnership may be admitted only with the consent of the General Partner.

16.                                 Liability of Limited Partner.  The Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

17.                                 Indemnification.  The Partnership shall indemnify the General Partner and all persons acting on behalf of the General Partner to the full extent permitted by Article 11 of the Act.

18.                                 Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Texas, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Agreement of Limited Partnership as of the 31st day of December, 1997.

CELANESE INTERNATIONAL CORPORATION		CELANESE CHEMICALS, INC.

By:	/s/ J.M. Kacani	By:	/s/ D. N. Gordon
	J. M. Kacani		Vice D. N. Gordon
	Vice President		President & Assistant Secretary